UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2017

Centennial Resource Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37697	47-5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Seventeenth Street, Suite 1800
Denver, Colorado 80202
(Address of principal executive offices, including zip code)

(720) 499-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2017, Centennial Resource Production, LLC (“CRP”), a subsidiary of Centennial Resource Development, Inc. (the “Company”), and certain subsidiaries of CRP (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative (the “Representative”) of the several initial purchasers named therein (the “Initial Purchasers”), in connection with an offering (the “Notes Offering”) of $400.0 million aggregate principal amount of 5.375% senior notes due 2026 (the “Notes”).  CRP intends to use the net proceeds of the Notes Offering to repay all outstanding borrowings under its revolving credit facility and for general corporate purposes. The Notes Offering is expected to close on November 30, 2017, subject to customary closing conditions.  In connection with the Notes Offering, CRP has elected, upon the closing of the Notes Offering, to voluntarily reduce the commitments under its revolving credit facility to $475.0 million.

The Purchase Agreement contains customary representations, warranties and agreements by CRP and the Guarantors and customary conditions to closing, obligations of the parties and termination provisions.  Additionally, CRP and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities.  Furthermore, CRP and the Guarantors have agreed with the Initial Purchasers not to offer or sell any debt securities issued or guaranteed by CRP or the Guarantors having more than one year until maturity (other than the Notes) for a period of 90 days after the date of the Purchase Agreement without the prior written consent of the Representative.

Certain of the Initial Purchasers and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company, CRP and their affiliates in the ordinary course of business for which they have received and would receive customary compensation. In particular, affiliates of each of the Initial Purchasers are lenders under CRP’s revolving credit facility, and, as a result, will receive a portion of the net proceeds from the Notes Offering in such capacities.  In addition, in the ordinary course of their various business activities, the Initial Purchasers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the Company, CRP and their affiliates.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 15, 2017, the Company issued a press release announcing the pricing of the Notes Offering.  A copy of the press release is included as Exhibit 99.1 hereto and incorporated herein by reference.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description
10.1

Purchase Agreement, dated November 15, 2017, by and among Centennial Resource Production, LLC, the subsidiary guarantors named therein and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein.

99.1	Press Release, dated November 15, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

Date: November 15, 2017
	By:	/s/ George S. Glyphis
	Name:	George S. Glyphis
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

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